EXHIBIT 99.1 - RISK FACTORS

                           Forward-Looking Statements

     From time to time, the Company may make or publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, and similar matters. Such statements are necessarily estimates reflecting the Company's best judgment based on current information. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Such statements are usually identified by the use of words or phases such as "believes," "anticipates," "expects," "estimates," "planned," "outlook," and "goal." Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements.

     While it is impossible to identify all such factors, the risks and uncertainties that may affect the operations, performance and results of the Company's business include the following:

     1. The Company's revenues are highly dependent on research and development expenditures and compliance testing expenditures by the pharmaceutical and biotechnology industries. Decreases in such expenditures, including those resulting from a general economic decline in these industries, could have a material adverse effect on the Company.

     2. The Company's new product, Culex(R) Automated Blood Sampling Device is a significant new product. Non- acceptance or major difficulties with the device could have a material adverse effect on the Company's business, operations and financial condition.

     3. The Company has benefited from the growing tendency of companies to engage independent organizations to conduct development and testing projects. Any reduction in the outsourcing of research, development or testing activities, or any reduction in public funding of science and technology could have a material adverse effect on the Company's business, operations and financial condition.

     4. During 2001, two major pharmaceutical companies accounted for approximately 30% of the Company's total revenues. There can be no assurance that the Company's business will not continue to be dependent on continued relationships with certain clients or distributors or that annual results will not be dependent upon performance of a few large projects. In addition, there can be no assurance that significant clients or distributors in any one period will continue to be significant clients or distributors in other periods.

     5. The Company's business is labor intensive and involves the delivery of highly specialized professional services. The Company's future growth and success depends in large part upon its ability to attract, develop, manage and retain highly skilled professional, scientific and technical operating staff. There is significant competition from the Company's competitors as well as from the in-house research departments of pharmaceutical and biotechnology companies and other enterprises for employees with the skills required to perform the services offered by the Company. Although the Company has confidentiality agreements with its scientific and technical operating personnel, the Company does not have in place covenants not to compete that would directly preclude the employees from being employed by a competitor. There can be no assurance that the Company will be able to attract, develop, manage and retain a sufficient number of highly skilled employees in the future or that it will continue to be successful in training, retaining and managing its current employees. The loss of a significant number of employees or the Company's inability to hire sufficient numbers of qualified employees could have a material adverse effect on the Company's business, operations and financial condition.

     6. The Company relies to a significant extent on a number of key executives, including Peter T. Kissinger, Ph.D., its President and Chairman of the Board. The Company maintains key man life insurance on Dr. Kissinger in the amount of $1.0 million. The loss of the services of any of the Company's key executives could have a material adverse effect on the Company's business, operations and financial condition.
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     7.   The Company's business depends in part on government regulation of the drug development process by the United States and foreign governments. More stringent governmental regulation of the drug development process increases the need for services and products provided or produced by the Company. Recently, legislation has been proposed that would substantially modify the current requirements for FDA administration
          of  the  drug  and  device  approval   process.   Under  the  proposed
          legislation, applications for approval of new drugs could be made to private accredited facilities in lieu of the FDA. As a result, the number of clinical trials of new drugs would be reduced and other rules administered by the FDA would be simplified. Any change in the scope of regulatory requirements or the introduction of simplified
          drug  or  device  approval   procedures  could  adversely  affect  the
          Company's business, operations and financial condition.

     8. The Company's revenues are dependent, in part, upon continued compliance with governmental requirements applicable to facilities and techniques used in the manufacture of products for clinical use and the provision of services. The Company's facilities are subject to scheduled periodic regulatory inspections to ensure compliance with FDA requirements. Failure on the part of the Company to comply with applicable requirements could result in the termination of ongoing research, the discontinuance of selected Company operations, the disqualification of data for submission to regulatory authorities and fines and penalties being assessed against the Company, any of which could have a material adverse effect on the Company's business, operations and financial condition.

     9. With respect to its products, the Company primarily competes with several large equipment manufacturers and, with respect to its services, the Company primarily competes against in-house research departments of pharmaceutical and biotechnology companies and other full-service CROs. Many of the Company's competitors possess substantially greater capital, technical and other resources than the Company. The Company's failure to compete effectively in any one or more of these areas could have a material adverse effect on the Company's business, operations and financial condition.

     10. Generally, the Company's service contracts are terminable by the client upon notice at any time. Contracts may be terminated for a variety of reasons, including the client's decision to forego a particular study, failure of products to satisfy safety requirements and unexpected or undesired product testing results. The loss of business from a significant client or the cancellation of a major contract or series of commitments could have a material adverse effect on the Company's business, operations and financial condition.

     11. The Company's business is dependent, in part, on its ability to obtain patents in various jurisdictions on its current and future technologies and products, to defend its patents and protect its trade secrets and to operate without infringing on the proprietary rights of others. There can be no assurance that the Company's patents will not be challenged by third parties or that, if challenged, those patents will be held valid. In addition, there can be no assurance that any technologies or products developed by the Company will not be challenged by third parties owning patent rights and, if challenged, will be held to not infringe those patent rights. The expense involved in any patent litigation can be significant. The Company also relies on unpatented, proprietary technology, and there can be no assurance that others will not independently develop or obtain similar products or technologies.

     12. The Company's business may become subject to other risk factors which may be identified from time to time in the Company's periodic SEC filings and other public announcements.

     Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in the forward-looking statement. The Company does not intend to update forward-looking statements.


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